Exhibit 99.1

News Release

Advanced Technology Systems Schedules First Quarter 2007 Financial Results Conference Call

McLEAN, Va.—(MARKET WIRE)—May 7, 2007— ATS Corporation (“ATSC”) (OTCBB: ATCT), a leading information technology company that delivers innovative technology solutions to federal, state, and local government organizations, will hold its conference call to discuss first quarter 2007 results on Thursday, May 10, 2007, at 5:00 p.m. Eastern Time.  First quarter 2007 results will be released after the market close that day.

The dial-in number for the live teleconference is 877-715-5282, conference ID # 8778959.

For those who cannot listen to the live conference call, a replay of the call will be available May 10, 2007, at 8:00 p.m. Eastern Time and will be available through May 24, 2007. The teleconference replay and can be accessed by dialing 877-519-4471, conference ID # 8778959.

About ATS Corporation and Advanced Technology Systems, Inc.

ATS Corporation (formerly named Federal Services Acquisition Corporation) operates through its subsidiaries, Advanced Technology Systems, Inc., Reliable Integration Services, and Appix, Inc.

Advanced Technology Systems, Inc. (“ATS”) is a leading provider of systems integration and application development, IT infrastructure management and strategic IT consulting services to U.S. federal government agencies. Since its founding in 1978, ATS has been recognized for its custom software development and software integration capabilities and its deep domain expertise in federal government financial, human resource and data management systems. ATS has built and implemented over 100 mission-critical systems for clients.

ATS’ financial management software expertise assists clients preparing for the government’s increased financial accountability standards. ATS’ data management systems expertise allows clients to increase efficiency with better human resource and case management tracking capabilities, while also allowing them to organize and track information easily. Additionally, ATS’  IT outsourcing capabilities provide ATS with an opportunity to develop long-term value added partnerships with clients that allow end-users and government agencies to focus on core mission priorities, while reducing expenditures on systems management.

In addition, ATSC leverages its IT services, management consulting, and software and systems development solutions expertise into financial institutions, insurance companies and government sponsored enterprises through a wholly owned subsidiary, Appix, Inc. (“Appix”). Appix is one of the largest providers of outsourced professional services at Fannie Mae and currently serves many Fortune 500 financial services and insurance companies. Additional information about Appix may be found at www.appix.com.

Additional information about ATSC and ATS may be found at www.atsva.com.

Company Contact:
Dr. Edward H. Bersoff
Chairman, President and Chief Executive Officer
ATS Corporation
(703) 506-0088

Investor Relations Contact:
Laura Kowalcyk
Investor Relations
CJP Communications for ATS Corporation
(212) 279-3115 ext. 209
Email Contact:  lkowalcyk@cjpcom.com

SOURCE: ATS Corporation

Additional information about ATS may be found at http://www.atsva.com.